Exhibit 99.1

Contact:	Jennifer Cook Williams
Director
Corporate Communications
and Investor Relations
650-266-3200

CELL GENESYS INITIATES PHASE 3 CLINICAL TRIAL

OF GVAX® PROSTATE CANCER VACCINE

SOUTH SAN FRANCISCO, CA, July 15, 2004—Cell Genesys, Inc. (Nasdaq: CEGE) today announced that enrollment has been initiated for a multicenter Phase 3 clinical trial of GVAX® prostate cancer vaccine in patients with metastatic hormone-refractory prostate cancer. This trial, referred to as VITAL-1, is based on the promising findings from two previously conducted Phase 2 trials of the vaccine in over 100 patients with advanced prostate cancer. The trial will compare GVAX® prostate cancer vaccine to docetaxel (Taxotere®) chemotherapy and is expected to enroll approximately 600 patients at more than 50 medical centers across the United States. In May 2004, Cell Genesys received a Special Protocol Assessment (SPA) from the U.S. Food and Drug Administration (FDA) for the VITAL-1 trial, which provided FDA confirmation that the trial design would adequately support a product registration application.

“The initiation of our first Phase 3 clinical trial for GVAX® prostate cancer vaccine represents the achievement of a major milestone for both our lead product development program and our business in general,” stated Joseph J. Vallner, Ph.D., president and chief operating officer of Cell Genesys. “We are very encouraged by the results we have seen to date with GVAX® prostate cancer vaccine which includes a potential survival benefit and hope that this product may someday provide a more beneficial and less toxic alternative to currently available therapies.”

“While we have recently made progress in the chemotherapy treatment of advanced prostate cancer, our patients know that there is clearly room for improvement,” stated Jonathan W. Simons, M.D., director, Winship Cancer Institute, Emory University School of Medicine. “I believe the GVAX® prostate cancer vaccine may represent a promising new treatment strategy for metastatic hormone-refractory prostate cancer, and I am pleased to have the opportunity to participate with so many colleagues nationally in this important clinical trial.”

Cell Genesys plans to conduct two Phase 3 trials of GVAX® prostate cancer vaccine in metastatic hormone-refractory prostate cancer. The patients to be evaluated must have radiologic evidence of metastatic disease and cannot have received prior chemotherapy. Both trials will enroll patients with all levels of Gleason scores (a measure of the aggressiveness of prostate cancer) including high-risk patients and will also include patients with non-skeletal sites of metastatic diseases. The first trial, initiated today and referred to as VITAL-1 (Vaccine ImmunoTherapy with Allogeneic Prostate Cancer Cell Lines), will enroll patients who are asymptomatic with respect to cancer-related pain and will compare GVAX® vaccine to Taxotere®. Patients who are randomized to receive GVAX® prostate cancer vaccine will receive intradermal injections every two weeks for a period of up to six months. The trial is designed to demonstrate at least a 33 percent improvement in the duration of survival, which is the primary endpoint of the study. The second trial, referred to as VITAL-2, which is expected to begin in the late 2004/early 2005 timeframe, will compare GVAX® vaccine plus chemotherapy to chemotherapy alone and is currently in the planning stage. The company is currently manufacturing GVAX® prostate cancer vaccine for Phase 3 trials in its bioreactor manufacturing facility in Hayward, California, a facility that is also capable of producing the product during its initial commercialization.

Cell Genesys has previously conducted two Phase 2 trials of GVAX® prostate cancer vaccine in patients with advanced prostate cancer. The first trial was conducted in 34 patients with metastatic hormone-refractory

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prostate cancer, including patients with high-risk Gleason scores. The final data from this trial, reported in September 2002, indicated that the overall median survival for the treated patients was 26.2 months. This result compares favorably with the recently reported median survival of approximately 18 months for patients with metastatic hormone-refractory prostate cancer who are treated with Taxotere®, although such a comparison needs to be confirmed in a larger, randomized, controlled Phase 3 trial such as the VITAL-1 study initiated today. Subsequent to this first Phase 2 trial, Cell Genesys enrolled 80 patients with metastatic hormone-refractory prostate cancer in a second Phase 2 trial in which patients received up to six months of GVAX® vaccine treatment without concomitant chemotherapy. At the June 2004 American Society of Clinical Oncology (ASCO) meeting, the company presented interim data from this trial confirming the clinical activity of the vaccine and demonstrating a clear dose response in the induction of prostate cancer-associated antibodies. The highest dose level evaluated, which produced the strongest immune response, was well tolerated and is therefore being employed in the Phase 3 development program. The median survival for patients in this second study has not yet been reached with a median follow-up of 12 months at the time of the report. In both studies the treatment with GVAX® prostate cancer vaccine was generally well tolerated. Most patients had transient low-grade inflammation at the vaccination site, and a minority of patients had mild fever or other constitutional symptoms.

Clinical trials of GVAX® cancer vaccines are under way for multiple types of cancer in addition to prostate cancer, including lung cancer, pancreatic cancer, leukemia and myeloma. GVAX® vaccines are whole-cell vaccines that are designed to stimulate an immune response against the patient’s tumor. The vaccines are comprised of tumor cells that have been genetically modified to secrete GM-CSF, an immune stimulatory hormone that plays a key role in stimulating the body’s immune response to vaccines. Currently, Cell Genesys is developing non patient-specific, “off-the-shelf” GVAX® vaccines for prostate cancer, pancreatic cancer, leukemia and myeloma, and a patient-specific, individualized vaccine for lung cancer. GVAX® cancer vaccines have demonstrated a favorable side effect profile in over 600 patients treated in clinical trials to date.

Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is pursuing three cancer product platforms—GVAX® cancer vaccines, oncolytic virus therapies and antiangiogenesis therapies. Clinical trials of GVAX® vaccines are under way in prostate cancer, lung cancer, pancreatic cancer, leukemia and myeloma. Clinical programs of oncolytic virus therapies include CG7870 for prostate cancer. Preclinical studies are in progress for additional GVAX® cancer vaccines, oncolytic virus therapies and antiangiogenesis therapies for multiple types of cancer. Cell Genesys’ majority-owned subsidiary, Ceregene, Inc., is focused on gene therapies for neurologic disorders. Cell Genesys also continues to hold an equity interest in its former subsidiary, Abgenix, Inc., an antibody products company. Cell Genesys is headquartered in South San Francisco, CA and has manufacturing operations in San Diego, CA, Hayward, CA and Memphis, TN. For additional information, please visit the company’s website at www.cellgenesys.com.

Clinical Trial Enrollment Information

Patients seeking information about how to participate in the Phase 3 trial of GVAX® prostate cancer vaccine can obtain information by visiting the company’s website at www.cellgenesys.com.

Statements made herein about the company and its subsidiaries, other than statements of historical fact, including statements about the company’s progress, results and timing of clinical trials and preclinical programs, agreements with the FDA and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, potential changes in study protocols, new concerns of safety not previously known, regulatory agreements for manufacturing controls and product testing requirements, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s Annual Report on Form 10-K dated March 4, 2004 as well as Cell Genesys’ reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.

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